EXECUTION COPY

PURCHASE AND SALE OF ASSETS AGREEMENT

MVP HOLDINGS CORP.
.
Buyer

CRITICAL MASS ENTERPRISES, LLC
CURRENSYS
Seller

AND

JAMES PHIL McGREW
Shareholder

July   ___ , 2010

PURCHASE AND SALE AGREEMENT

Currensys

This Purchase and Sale Agreement is made as of July 15, 2010 between MVP HOLDINGS CORP., a Nevada corporation, (referred to as "MVP" or "Buyer") and Critical Mass Enterprises, LLC, a Delaware limited liability company dba Currensys, with offices at 5756 NW 120th Ter, Coral Springs, FL  33076 ("Currensys" or "Seller") and James Phil McGrew ("Shareholder").

RECITALS

A.           Seller is the owner of a currency trading software program that generates buy and sell signals and charts and performs related functions for use in currency trading (the "Software") and a comprehensive user manual and other technical and descriptive materials related to the Software, a copy of which has been provided to Buyer (collectively, the "Software System").

B.           Seller operates a website at www.currensys.com (the "Website"), which primarily offers for sale to the public the Software System for use in currency trading.

C.           Buyers of the Software System receive the following: (i) a copy of the Software to be installed on one of four computer platforms on the terms and conditions set forth in the End User License Agreement (the "EULA"), (ii) a copy of the comprehensive user manual, (iii) ongoing support from Seller and Shareholder, as principal of Seller, as set forth in the Website, and (iv) a user forum and chat room (the "Currensys Business").

D.           Seller desires to sell to Buyer, and Buyer desires to purchase from Seller certain assets of the Currensys Business (the "Assets"), as described herein.

E.           In addition, Buyer desires to assume certain liabilities of Seller arising in connection with the Currensys Business, all upon the terms and conditions and subject to the limited exceptions set forth herein.

F.           Seller and Shareholder desire to use the Software System to conduct currency trading on their own behalf and on behalf of others, to provide services in the area of currency trading and/or trading systems, to use, alter, modify, and improve the Software in connection with the foregoing (the “Retained Business”).  Such Retained Business may be dependent on the Software System so Seller desires to provide for certain transition procedures and to reserve certain nonexclusive rights in the Software Programs.

G.  As part of this transaction, Buyer desires Seller to provide certain limited consulting services following the sale of the Assets and the parties desire to enter into a consulting arrangement for any additional services at Buyer's request.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements of the parties hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Purchase and Sale of Assets.

1.1 Purchase and Sale of Assets.  Upon the terms and subject to the condition of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, at the Closing, all right, title, and interest of Seller in and to the Software System "AS-IS" without any representations and warranties regarding the Software, or otherwise relating primarily to the Currensys Business, as owned or held by Seller, and as further qualified by the reservation by Seller of the rights identified in Section 1.2. Subject to such qualification, the foregoing rights and assets shall hereinafter collectively be referred to as the “Assets.” The Assets shall include all right and interest of Seller in the following:

a. Software Code.  The computer program code for the Software "As Is" without any representation and warranties and with all applicable disclaimers as set forth in the EULA, both object and source code, and authorization codes and guidelines for all four platforms; provided, however, that Seller shall deposit the source code and authorization codes with an escrow agent at the Closing of this Agreement. The source code and authorization codes shall be automatically released to Buyer when Seller receives payment in full of the Purchase Price pursuant to the terms of this Agreement.  If Seller does not receive payment in full of the Purchase Price pursuant to the terms of this Agreement, Seller shall so certify to the escrow agent, and the source code and authorization code shall be automatically released to Seller.

b. User Manual and Other Technical Documentation.  The User Manual for all four platforms in Word and PDF formats and all technical and descriptive materials in Seller's possession relating to the acquisition, design, development, use, or maintenance of computer code and program documentation and materials in the Currensys Business (collectively, the “Technical Documentation”).

c. Website and Related Materials.  The url (www.currensys.com), domain name of currensys.com, and all files, databases and applications that constitute the operation of the Currensys website, including but not limited to the end user license agreement and privacy statement in written and electronic form (collectively, the "Website"), subject to the changes set forth in Section 2.2.

d. Business Records.  All business and marketing records, including accounting and operating records, current email list of existing and potential customers, employment and consulting agreements, and other business records used in the Currensys Business (the “Business Records”).

e. Permits.  Any permits and approval for operation of the Currensys Business, as applicable (the “Authorizations”).

f. Intellectual Property.  All trademarks, service marks, trade names, and copyrights and all other intellectual property rights, trade secrets, and other proprietary information, processes, and formulae to the extent used by Seller in the Currensys Business but without any representation or warranty as to such rights having been registered or otherwise protected (the “Intellectual Property”).

g. Goodwill.  All of Seller's goodwill in the Currensys Business.

1.2 Reservation of Certain Rights by Seller.  Seller reserves and retains, for its own benefit and for the benefit of its Shareholder, the nonexclusive, royalty-free right and license to use and modify the Software System at no cost to Seller or Shareholder in its Retained Business in perpetuity (or for the longest time permitted by law):  Buyer shall also grant to Seller, the nonexclusive, royalty-free right and license to use the email address phil@currensys.com after the Closing for a period of one year after the Closing.

1.3 Consulting Services.  Seller agrees to assist Buyer for a period of ninety (90) days following the Closing by providing limited consulting services to assist MVP in the day to day operations of the Currensys Business during normal business hours and in an amount not to exceed 20  hours per week.  Seller's assistance will be conducted remotely by electronic means, and is intended to assist MVP in the day to day operations of Currensys, to address unique situations that may arise, and to act as a resource regarding questions regarding the source code, user manual, authorization processes, trading platform, and commonly asked support questions; provided, however, that (1) Seller shall not be required to undertake any research or generate any additional materials or analysis, and (2) Seller shall not be required to participate in any seminars, webinars, and one-on-one presentations or similar promotional or marketing activities of Buyer, or upgrades or modifications to the Software System after the Closing unless Seller agrees, in its sole discretion, to enter into a separate agreement with Buyer for additional compensation on terms agreed to by the parties.

2. Assumption of Liabilities; Transition.

2.1 Assumption of Liabilities.  At and after the Closing, Buyer shall assume and agree to provide all upgrades, modifications, revisions, and additions to the Software, and any other support and technical services to existing customers of the Software System, as set forth in the Website and as required under EULAs entered into by Seller with such customers prior to the Closing (including providing authorization codes to allow existing customers to transfer the Software Systems to new software platforms at no cost), arising out of the Currensys Business existing on the Closing Date.  Buyer acknowledges that the Website provides support services for such existing customers:

2.2 Transition.  Buyer acknowledges that much of the content regarding the Software System and the Currensys Business refer to Shareholder's personal experience with currency trading and currency trading systems.  Buyer agrees that it will promptly modify the Website to reflect the fact that Seller and Shareholder are no longer the owner or operator of the Website or the Software System, and will notify existing customers of the Software System that Buyer will be providing support services for the Software System after Closing.

3. Price and Payment; MVP Issuance of Shares.

a. Purchase Price.  The consideration payable by MVP under this Agreement is the sum of $625,002.00, together with certain other benefits herein provided, payable as set forth below (the "Purchase Price"):

b. MVP Issuance of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock.  In exchange for the Purchase Price, MVP Holdings, Inc. will issue and deliver to Currensys, at Closing, 416,667 shares of Series B-1 Convertible Preferred Stock, par value $0.001 and 83,333 shares of Series B-2 Convertible Preferred Stock, par value $ 0.001 (such shares are the "Shares" and such series of stock are collectively the "Series B Preferred").

c. Monthly Fee.  In addition to the Shares described in the above Section 3b, Buyer will also pay to Seller a monthly fee of $ 12,500 commencing at the 30th day after the Closing of this Agreement and continuing monthly thereafter until a securities registration statement (the “Registration”) to register the common stock of Buyer (“Common Shares”) is declared effective by Securities and Exchange Commission (the “SEC”) and the Buyer’s common stock is publicly listed (such date will be referred to as the "Listing Date"); provided, however, that if the Listing Date occurs prior to Seller receiving five (5) months of the monthly fee of $12,500, Buyer will pay to Seller the amount of $62,500, less any amounts received by Seller as monthly fees prior to such date.

d. Buyer will provide to Seller on or before Closing the Certificate of Articles of Incorporation (such Certificate of Articles of Incorporation, as may be amended or restated from time to time is the “Charter”), a copy of which is attached hereto as Exhibit A, sets forth a complete description of the rights, preferences, privileges and restrictions of the Series B Preferred and will have been filed at Closing with the applicable governmental authorities of the jurisdiction under which MVP is incorporated.  A copy of such filed Charter will be provided to Buyer and is a condition to the Closing, along with a summary of the Series B Preferred Shares and Bylaws of MVP, and are attached as Exhibit A.

e. Allocation of Purchase Price.  The consideration described in section 3 shall be allocated as provided in Exhibit B.

f. PUT. At Seller's option, (1) MVP shall buy back the Shares from Seller for the full Purchase Price in cash or (2) return the original Currensys Assets to Seller in exchange for the Shares, and any modifications, upgrades, or other improvements to the Currensys Assets including expansion of the customer list and other Business Records (the original Currensys Assets as so modified will be referred to as the "MVP Currensys Assets"), if any of the following events have occurred (each a "Triggering Event"):

i. The Registration has not been accepted by the US Securities and Exchange Commission within six months of the Closing of this Agreement; or

ii. MVP has not attained a public listing status within seven months of the Closing of this Agreement.

iii. MVP encumbers or sells any portion of the MVP Currensys Assets prior to Seller's receipt of payment in full of the Purchase Price in cash, or the MVP Currensys Assets are or become subject to any liens.

iv. Seller does not receive the full Purchase Price in cash from either Buyer or third-party investors within eleven months of the Closing of this Agreement, provided that MVP is only liable for the difference between the full Purchase Price and the payment that has been received by Seller.

Seller shall notify MVP of its election to either receive the Purchase Price or have the MVP Currensys Assets returned to Seller upon the occurrence of a Triggering Event, and Buyer shall have ten (10) days to perform.  If Seller elects to have MVP return the MVP Currensys Assets to Seller, MVP agrees to take all such actions and procure or execute, acknowledge, and deliver all such further certificates, conveyance instruments, consents, and other documents as Seller or its counsel may reasonably request  to vest in Seller, and perfect and protect Seller’s right, title, and interest in, and enjoyment of, the MVP Currensys Assets.  Thereafter, any obligations of Seller to Buyer under this Agreement, including obligations to indemnify Buyer, keep information confidential, or any other representations, warranties, covenants, or other obligations made in favor of Buyer shall terminate as of the date the MVP Currensys Assets are returned to Seller.

g. Should the Seller wish to convert the Series B Preferred and sell them into the public market instead of in a private sale, those shares may convert only at a 1-1 Preferred for Common basis regardless of the conversion rate set at the time of incorporation of MVP. The Directors of MVP at their sole discretion may apportion and set the conversion rate up to the maximum as established in the original Articles of Incorporation; provided, however that except for Section 3g hereof, in no event shall the conversion ratio be less than as provided in the attached Articles of Incorporation.

h. Personal Guarantee: John Correnti, a founder and shareholder of MVP, agrees to execute and deliver a Personal Guarantee in favor of Seller in the form attached hereto as Exhibit C,  to personally guarantee the performance of Buyer under Section 3c, Section 3f, and 3h hereof. In the event that a “Default” under either Section 3c or Section 3f occurs, John Correnti shall be liable to make payment to Seller pursuant to the terms of the Personal Guarantee Agreement.

“Default” under Section 3c or Section 3f is respectively defined as:

i. the failure of MVP to make the monthly fee payments to Seller as set forth in Section 3c when due; or.

ii. the failure of MVP to perform its obligations or the breach of any covenant under Section 3f.

4. Closing.
a. The closing of the purchase and sale for which provision is made in this agreement shall occur on July 15, 2010 (the "Closing").

b. At Closing, Currensys will convey to MVP the Assets and will execute any assignment, bill of sale, or other document reasonably requested by MVP to further evidence such conveyance.

c. At Closing, MVP will deliver to Seller the Shares and the Personal Guarantee.

5. Representations and Warranties of Currensys.
5.1 Any Assets not in the public domain are exclusively the property of Currensys and are intended to, and will, be conveyed to MVP at Closing by means of this agreement.

5.2 Currensys has the full and unencumbered right and full authority to convey the Assets pursuant to this agreement and to perform or cause others to perform the obligations of Currensys under this agreement.

5.3 The Assets are owned exclusively by Currensys or otherwise are such that Currensys has the sole, absolute, exclusive and perpetual use of the same, as of right, exercisable without cost to Currensys, including the right and authority to convey the same to MVP pursuant to this agreement.

5.4 As of this date, to the best knowledge of Currensys, after due inquiry, there are no accounts payable or other financial obligations of Currensys not listed at  Exhibit C, the sole obligation for all of which Currensys shall retain and from which Currensys will indemnify and hold MVP harmless.

5.5 Currensys possesses and, to the best knowledge of Currensys, is in full compliance with, all necessary licenses, permits or other approvals of governmental authority necessary or advisable to the conduct of the Currensys Business in the manner currently being conducted by Currensys.

5.6 There are no pending or, to the best knowledge of Currensys, threatened claims or lawsuits against or adverse to the interests of Currensys.

6. Representations and Warranties of MVP.

6.1 Representations and Warranties of MVP.  MVP represents and warrants to Buyer that as of the Closing the statements made in this Section 6 are true and correct, except as specifically set forth in the Disclosure Schedule attached hereto as Exhibit E (the “Disclosure Schedule”). The statements and other items set forth on the Disclosure Schedule shall be deemed to be representations and warranties as if made hereunder, and the Disclosure Schedule shall be arranged to correspond to the numbered paragraphs contained in this Section 6.  For purposes of these representations and warranties, the phrase “to MVP’s Knowledge” shall mean the actual knowledge after reasonable investigation of the directors and officers of MVP or MVP Financial.

6.2 Organization and Standing Certificate and Bylaws.  MVP is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. MVP is duly qualified to do business as a corporation and is in good standing in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of MVP (a “Material Adverse Effect”). MVP has furnished counsel to Seller with true, correct, and complete copies of its Charter and Bylaws, as presently in effect.

6.3 Subsidiaries.  Within 30 days following the closing of this Agreement, MVP shall effectuate the direct or indirect acquisition of MVP Financial, LLC, a Delaware limited liability company (the “MVP Financial”), whose operating office is located at 99 John St #223 New York NY 10038. For information purposes, MVP has furnished counsel to Seller with, to MVP’s knowledge, true, correct and complete copies of the Certificate of Formation and Operating Agreement of MVP Financial. Prior to the acquisition of MVP Financial, MVP  does not and will not own of record or beneficially any capital stock or equity interest or investment in any corporation, association or business entity other than MVP Financial LLC. MVP is not a participant in any joint venture, partnership or similar arrangement.

6.4 Authorized Capital Stock.  Immediately prior to the Closing, the authorized capital stock of MVP will consist of: (i) 75,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and (ii) 1,500,000 shares of Preferred Stock, as follows: 500,000 Series A Convertible Preferred Stock, par value $0.001, 416,667 shares of Series B-1 Convertible Preferred Stock, par value $0.001 and 83,333 shares of Series B-2 Convertible Preferred Stock, par value $ 0.001, and 500,000 of Series C Preferred Stock, at par value of $0.001 none of which are issued and outstanding and all of which are reserved for issuance pursuant to this agreement. All of the aforesaid issued and outstanding shares are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with applicable state and federal laws regarding the issuance of securities, or valid exemptions therefrom.

6.5 Reservation of Common Stock.  MVP has reserved 4,250,000 shares of Common Stock for issuance upon conversion of the Series B Preferred.

6.6 Rights and Preferences of Preferred Stock.  Upon the filing of the Charter and its acceptance by the Secretary of State of the State of Nevada, the Series B Preferred shall have the rights, preferences, privileges and restrictions set forth in the Charter.

6.7 Ownership.  Section 6.7 of the Disclosure Schedule contains a true and complete list of all of the holders of capital stock and/or convertible securities of MVP, showing the number of shares of Preferred Stock, Common Stock, options, warrants or other securities held by each stockholder, warrant holder or option holder of MVP as of the date of this Agreement.

6.8 Preemptive or Conversion Rights; Options; Warrants.  There are no other currently outstanding preemptive or conversion rights, options, warrants or agreements granted or issued by or binding upon MVP for the purchase or acquisition of any shares of its capital stock except for the conversion and redemption rights of the Series B Preferred to be issued under this Agreement.

6.9 Purchase Rights.  To MVP’s Knowledge, no holder of capital stock has granted a third party any option or other right to purchase any shares of capital stock from such stockholder except for the rights provided in the Stockholders Agreement.

6.10 Voting Rights.  MVP is not a party to or subject to any agreement or understanding, and, to MVP’s Knowledge, there is no agreement or understanding between any persons or entities that affects or relates to the voting or giving of written consents with respect to any security of MVP. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which the holders of MVP capital stock may vote.

6.11 Registration Rights.  Promptly following the Closing and in no event more than 180 days after the Closing, MVP will file with the Securities and Exchange Commission, and thereafter diligently prosecute, a Form S-1 registration of the common shares of MVP, until effectiveness.  Promptly following the effectiveness of the S-1 registration, MVP will file its 15c-211 with the OTCBB and become publically traded.

6.12 Redemption Obligations.  There are no outstanding contractual obligations of MVP to repurchase, redeem or otherwise acquire any shares of Common Stock or other capital stock of MVP, except with respect to the Series B Preferred as provided in the Charter and in this Agreement.

6.13 Corporate Power; Authorization.  MVP has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted.  MVP has the requisite power and authority to enter into this agreement and the Ancillary Agreements (as defined below). All corporate action on the part of MVP, its directors, officers and stockholders necessary for the authorization, execution, delivery and performance by MVP of this agreement and any other agreement which Buyer agrees to execute at the request of MVP (each an “Ancillary Agreement” and collectively the “Ancillary Agreements”), the consummation of the transactions contemplated herein and therein, the authorization, issuance, sale and delivery of the Series B Preferred and of the Common Stock issuable upon conversion thereof has been taken or will be taken prior to the Closing. This Agreement and each Ancillary Agreement, when executed and delivered, will constitute valid and binding obligations of MVP, each enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditors’ rights generally, rules of law governing specific performance, injunctive relief or other equitable remedies, and limitations of public policy. The execution, delivery and performance by MVP of this Agreement and any Ancillary Agreement and compliance herewith and therewith, the sale and issuance of the Series B Preferred (and Common Stock issuable upon conversion of the Series B Preferred) will not result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default under MVP’s Charter or Bylaws, as amended. No stockholder, person or entity has any preemptive rights or right of first refusal to acquire or with respect to any shares of the Series B Preferred.

6.14 Consents.   No consent, approval, qualification, order or authorization of, or filing with, any governmental authority is required in connection with MVP’s issuance of the Series B Preferred to Buyer, the conversion of the Series B Preferred, the issuance of Common Stock upon conversion of the Series B Preferred, or the consummation of any other transaction contemplated on the part of MVP hereby, except for filings required pursuant to applicable federal and state securities laws and blue sky laws. To MVP’s knowledge, no third-party consents are required for the issuance of shares by MVP to Buyer at Closing.

6.15 Compliance with Other Instruments. MVP is not in violation or default of any term of its Charter or Bylaws nor, in any material respect, the terms of any mortgage, indenture, contract, agreement, license, instrument, judgment, decree, order or any law, statute, rule or regulation to which MVP is subject or bound. The issuance of the Series B Preferred to Buyer at Closing, and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under any such provision, mortgage, indenture, contract, agreement, license, instrument, judgment, decree, order, law, statute, rule or regulation applicable to MVP or an event that results in the creation of any lien, charge or encumbrance upon any assets of MVP or the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to MVP, its business or operations or any of its assets or properties.

6.16 Valid Issuance. The Series B Preferred, when issued, sold and delivered in compliance with the provisions of this agreement, will be validly issued, fully paid and non-assessable and will be free of any liens or encumbrances; provided, however, that the Series B Preferred may be subject to restrictions on transfer under state and/or federal securities laws and under any Ancillary Agreement.  The shares of Common Stock issuable upon conversion of the Series B Preferred have been duly and validly reserved for issuance and are not subject to any preemptive rights or rights of first refusal and, upon issuance, will be validly issued, fully paid and non-assessable and will be free of any liens or encumbrances; provided, however, such shares may be subject to restrictions on transfer under state and/or federal securities laws and under the terms and conditions of the Ancillary Agreements.

7. Confidentiality.

a. All information concerning the Currensys Business that is not in the public domain at Closing and is of value to the Buyer shall be deemed conclusively to be confidential information of MVP at and after Closing.

b. This section shall not apply to information if, at the time the information was given, it was already known to the party to whom it was given or the party giving the information had no proprietary interest in such information, which is to say that such information then was in the public domain. In the event of any dispute concerning whether the information was known to another party at the time disclosed or was in the pubic domain, the party in favor of whom the assertion of non-confidentiality is made shall have the burden of proof in respect of any allegation that the subject information is in the public domain, which burden may be satisfied only by clear and convincing evidence.  Currensys’ knowledge of the information referred to in this section shall not constitute a defense to its use.

8. Non-Circumvention and Non-Competition.  For a period of thirty-six (36) months following the Closing, Currensys and Shareholder shall not engage in the business of selling currency-trading software programs to the general public, or assist others in doing so, as owner, consultant or otherwise in the United States.  Notwithstanding the foregoing, Currensys and Shareholder shall be able to use the Software in the Retained Business provided that if Currensys or Shareholder desires to sell or license the Software System to a third party in connection with the Retained Business, Currensys or Shareholder shall require such third party to pay $1,295.00 for each sale or license of the Software System from Buyer at Buyer's then current rates.  Buyer shall cooperate with Seller and Shareholder in making the Software System available in their Retained Business.

9. Indemnification.

a. Currensys shall defend, indemnify and hold harmless MVP, its directors, officers, employees, shareholders, agents, representatives, subsidiaries and affiliates from (i) any and all liability suffered or incurred by them, including, but not limited to, all claims, losses, injuries, damages, demands, suits, causes of action and costs and expenses, including reasonable attorneys' fees and enforcement actions of governmental authorities, to the extent that (ii) any such liability arises from Currensys acts or omissions in respect of the conduct of the Currensys Business prior to Closing or its breach of this agreement.

b. MVP shall defend, indemnify and hold harmless Seller, its directors, officers, employees, shareholders, agents, representatives, subsidiaries and affiliates from (i) any and all liability suffered or incurred by them, including, but not limited to, all claims, losses, injuries, damages, demands, suits, causes of action and costs and expenses, including reasonable attorneys' fees and enforcement actions of governmental authorities, to the extent that (ii) any such liability arises from MVP's acts or omissions in respect of the conduct of the Currensys Business on or after Closing or its breach of this agreement.

c. It shall be a condition of the obligations of each indemnifying party and its affiliates that each indemnified party not incur any reasonable expenses that would otherwise be recoverable under this section without first obtaining written authorization of the indemnifying party, which authorization shall not be unreasonably withheld or unduly delayed.

d. If any indemnified party receives a claim, demand, or summons and complaint it deems to be covered by this section, it shall tender the claim, the demand, or the summons and complaint to the indemnifying party within ten (10) days of its receipt thereof.

10. Remedies.

a. If Buyer breaches any provision of this Agreement (each an "Event of Default"), Seller shall be entitled to pursue any and all remedies, rights, privileges and benefits contained in this Agreement, the Personal Guarantee, or otherwise available at law or in equity.  Seller may exercise, concurrently or independently, from time to time and as often as may be deemed expedient by Seller all remedies available to it, and Seller may pursue alternative and inconsistent remedies.

b. If Seller breaches any provision of this Agreement (each an "Event of Default"), Buyer shall be entitled to pursue any and all remedies, rights, privileges and benefits contained in this Agreement or otherwise available at law or in equity.  Buyer may exercise, concurrently or independently, from time to time and as often as may be deemed expedient buy Buyer, all remedies available to it, and Buyer may pursue alternative and inconsistent remedies.

11. Attorneys' Fees.  If any action relating to this Agreement is brought by either party hereto against the other party, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements.

12. Termination.  This Agreement may be terminated at any time prior to Closing by:

(a)           Mutual written consent of all parties to this Agreement;

(b)           Any party hereto if any court or agency of competent jurisdiction shall have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the transactions contemplated hereby;

(c)           Seller if any of the following occurs:

(i)           Closing does not occur by 5 p.m., Pacific Daylight Savings Time, on July 15, 2010, or at such later time as mutually agreed pursuant to Section 4.a, due to circumstances other than the failure of Seller to comply with any provision of this Agreement;

(ii)           Seller discovers any material error, mistake, misstatement, or omission in the representations and warranties of Buyer in this Agreement; or

(iii)           Buyer materially breaches any of its covenants or agreements set forth herein.

(d)           Buyer if any of the following occurs:

(i)           Closing does not occur by 5 p.m. Pacific Daylight Savings Time, on July 15, 2010, or at such later time as mutually agreed pursuant to Section 4.a, due to circumstances other than the failure of Buyer to comply with any provision of this Agreement;

(ii)           Buyer discovers any material error, mistake, misstatement, or omission in the representations and warranties of Seller in this Agreement; or

(iii)           Seller materially breaches any of the applicable covenants or agreements set forth herein.

13. Effect of Termination.  Except as otherwise expressly provided in this Agreement, if this Agreement is terminated pursuant to Section 12, then it shall forthwith become void and have no effect.

14. Notice.  Notice shall be given in writing, delivered by facsimile, by hand, or by means of the United States Postal Service or private courier.  Notice shall be given at the address, telephone and facsimile numbers provided to the other party in writing concurrently with the execution of this agreement, until such time, by notice, the parties shall otherwise direct.

If sent by prepaid, Registered or Certified Mail (return receipt requested), notice shall be deemed effective when the receipt is signed or when the attempted initial delivery is refused or cannot be made because of a change or address of which the sending party has not been notified. If sent by mail confirmation, notice shall be deemed affective when the U.S. Postal Service records indicate the notice was delivered.

Unless otherwise provided above, no notice of change of address shall be effective except on actual receipt, and the service of notice required by any statute shall be considered complete when the requirements of that statute are satisfied.

15. Entire Agreement.  Unless otherwise expressly provided in an agreement in an explicit and unequivocal reference to this section of this agreement, this Agreement and its exhibits constitutes the entire and final agreement involving all the parties and concerning the subject matter hereof, supersedes all prior and contemporaneous agreements among all such parties, oral or written, and all representations, covenants and warranties made by each of such parties to all such parties regarding the subject matter of this agreement may not be contradicted by evidence of prior, contemporaneous  or  subsequent oral  agreements of  the  parties  and  may  not  be  varied  or supplemented by a course of prior dealing, usage of trade, parol or extrinsic evidence of any nature, unless and to the extent this agreement shall explicitly and unequivocally so state.

16. Governing Law, Jurisdiction and Venue.  This agreement shall be construed, enforced and governed by the laws of the State of Florida applicable to contracts made and to be performed in that state, without regard to choice of law and similar doctrines. The parties consent to the jurisdiction of the courts of the State of Florida and the federal courts for that state.

17. Amendment.  Except as otherwise may be provided explicitly in this agreement, it may not be modified except by a writing, one or more counterparts of which is signed by all parties.  No amendment shall be effective unless it shall make explicit reference to the intent of the parties to effect an amendment.

18. Assignment.  This agreement and the rights and obligations of the parties hereunder may not be assigned without the prior, written consent of the other party, which consent may be granted or withheld in the latter’s sole discretion but, if given, shall not be unreasonably delayed.

19. Waiver.  No custom or practice arising between the parties, however unequivocal its meaning, shall be construed as a waiver of, or in such manner as to lessen, the rights of any party to insist upon performance by the other parties in strict accordance with such terms.  No waiver is effective unless expressed in a writing which explicitly refers to this section 16 of this agreement and which is signed by the party bound by the waiver. A waiver, whether or not effective under the provisions of this section, shall not serve to amend this agreement or to alter the rights and obligations of the parties, except to the extent that the writing effecting the waiver shall explicitly and unequivocally provide. The waiver of any term, covenant, agreement or condition of this agreement shall not effect of any subsequent breach or failure of condition as to the same or any other term, covenant, agreement or condition, unless the writing effecting the waiver explicitly otherwise shall provide.  No waiver shall constitute a continuing waiver, unless, and to the extent that, it shall explicitly so state.

20. General.  Each party agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments as reasonably may be necessary to comply with applicable law.  The rights and remedies provided by this agreement are cumulative, and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all such remedies. Said rights and remedies are given in addition to any other rights accorded by law, statute, ordinance or other source. Each and all the covenants, terms, provisions and agreements herein contained shall be binding upon and shall inure to the benefit of the parties and, to the extent not prohibited by this agreement, their respective heirs, legal representatives, successors, heirs and assigns.

None of the provisions of this agreement shall be for the benefit of or shall be enforceable by any person not a signatory to this agreement.  This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument. Headings, for all purposes, shall be considered as included within the substantive text of this agreement.

IN WITNESS WHEREOF, the parties have affixed their hands and seals, as of the date first above written, to be to be effective on such date, once signed by all parties.

CRITICAL MASS ENTERPRISES, LLC CURRENSYS By: ___________________ James McGrew, Manager ___________________ James McGrew	MVP HOLDINGS CORP. By: _________________________________ Name: Steve Perlstein Title: Director By:__________________________________ Name: John Correnti Title: Director

Address for Notices:
Critical Mass Enterprises, LLC
James Phil McGrew
5756 NW 120th Ter,
Coral Springs, FL  33076

and with a copy to:

James Phil McGrew
239 Brannan St., No. 16E
San Francisco, CA  94107
Tel. 954-753-1053
Email: Phil@currensys.com
Address for Notices: MVP Holdings Corp. John Correnti 99 John Street, No. 223 New York, NY 10038 Tel: 440-628-5223 Fax: Email: johncr22@cox.net
Address for Notices: Steven Perlstein 99 John Street, No. 223 New York, NY 10038 Tel: (212) 962-2100 Fax: Email: steve@mvpfinancial.com

List of Exhibits

Exhibit A                      Current Class Series B Preferred Rights Attributes; Certificate of Articles of Incorporation, and Bylaws

Exhibit B                      Allocation of Purchase Price

Exhibit C                      Personal Guarantee

Exhibit D                      Accounts Payable of Seller

Exhibit E                      Disclosure Statement

EXHIBIT A – PREFERRED CLASS B ATTRIBUTES ]

Issuer:	MVP Holdings Corp.
Securities Class:	Class B-1 Convertible Preferred Shares
Preference:
The number of shares constituting such series shall be Four Hundred Sixteen Thousand Six Hundred and Sixty-Seven (416,667) shares, each share of which can be converted into Ten (10) shares of Common Stock, par value $ 0.001, at the option of the holder. Each share of Series B-1 Convertible Preferred Stock has Ten (10) votes in all actions properly brought for a vote by the shareholders. If the board declares cash or stock dividends on the Common Stock of the Corporation, the shares of Series B-1 Convertible Preferred Stock, par value $ 0.001, shall participate as if it had been exchanged for shares of Common Stock prior to the declaration of such dividends. In the event of a partial or full liquidation and distribution of assets or pursuant to a voluntary or involuntary dissolution, Series B-1 shares take precedence over and are senior to all subsequent issuances of Preferred Stock and to all of the Common Stock of the Issuer, regardless of when such common shares were issued.

Par Value:	$0.001 per share
Conversion:	1-10
Converts Into:	Common Shares

Expires:	N/A
Restrictions:	N/A
Registration:	Issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of1933
Redemption:	No rights
Voting:	Votes the underlying common shares.

Notes:

1.  This security has been created pursuant to the Articles of Incorporation of MVP Holdings Corp filed with State of Nevada on June 30, 2010.

2.  Issuance will occur at Closing following formation of MVP Holdings Corp.

Issuer:	MVP Holdings Corp.
Securities Class:	Class B-2 Convertible Preferred Shares
Preference:
The number of shares constituting such series shall be Eighty-Three Thousand Three Hundred and Thirty-Three (83,333) shares, each share of which can be converted into One (1) shares of Common Stock, par value $ 0.001, at the option of the holder. Each share of Series B-2 Convertible Preferred Stock has One (1) vote in all actions properly brought for a vote by the shareholders. If the board declares cash or stock dividends on the Common Stock of the Corporation, the shares of Series B-1 Convertible Preferred Stock, par value $ 0.001, shall participate as if it had been exchanged for shares of Common Stock prior to the declaration of such dividends. In the event of a partial or full liquidation and distribution of assets or pursuant to a voluntary or involuntary dissolution, Series B-1 shares take precedence over and are senior to all subsequent issuances of Preferred Stock and to all of the Common Stock of the Issuer, regardless of when such common shares were issued.

Par Value:	$0.001 per share
Conversion:	1-1
Converts Into:	Common Shares

Expires:	N/A
Restrictions:	N/A
Registration:	Issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of1933
Redemption:	No rights
Voting:	Votes the underlying common shares.

Notes:

1.   This security has been created pursuant to the Articles of Incorporation of MVP Holdings Corp filed with State of Nevada on June 30, 2010.

2.   Issuance will occur at Closing following formation of MVP Holdings Corp.

ARTICLES OF INCORPORATION

OF

MVP HOLDINGS CORP

ARTICLE ONE: NAME

The name of the corporation shall be MVP Holdings Corp. (hereinafter, the “Corporation”)

ARTICLE TWO: RESIDENT AGENT

The name and address of the Resident Agent for the Corporation are:

Agents and Corporations, Inc.
18124 Wedge Parkway, Suite 925
Reno, Nevada 89511

ARTICLE THREE: CAPITAL STOCK

The Corporation is authorized to issue Seventy-Six Million and Five Hundred Thousand (76,500,000) shares of Capital Stock as follows:

Section 1: Common Stock, Par Value $ 0.001.

The shares constituting such class shall be Seventy-Five Million (75,000,000) shares, par value $ 0.001. Each shares of Common Stock has One (1) vote in all actions properly brought for a vote by the shareholders.

Section 2:  Preferred Stock.

One Million and Five Hundred Thousand (1,500,000) shares of Preferred Stock, subject to the following designations:

Series A Convertible Preferred Stock, Par Value $ 0.001

The number of shares constituting such series shall be Five Hundred Thousand (500,000) shares, each share of which can be converted into One Hundred (100) shares of Common Stock, par value $ 0.001, at the option of the holder.

Each share of Series A Convertible Preferred Stock has One Hundred (1,000) votes in all actions properly brought for a vote by the shareholders. If the board declares cash or stock dividends on the Common Stock of the Corporation, the shares of Series A Convertible Preferred Stock, par value $ 0.001, shall participate as if it had been exchanged for shares of Common Stock prior to the declaration of such dividends. In the event of a partial or full liquidation and distribution of assets or pursuant to a voluntary or involuntary dissolution, Series A shares take precedence over and are senior to all subsequent issuances of Preferred Stock and to all of the Common Stock of the Issuer, regardless of when such common shares were issued.

Series B-1 Convertible Preferred Stock, Par Value $ 0.001

The number of shares constituting such series shall be Four Hundred Sixteen Thousand Six Hundred and Sixty-Five (416,665) shares, each share of which can be converted into Ten (10) shares of Common Stock, par value $ 0.001, at the option of the holder.

Each share of Series B-1 Convertible Preferred Stock has Ten (10) votes in all actions properly brought for a vote by the shareholders. If the board declares cash or stock dividends on the Common Stock of the Corporation, the shares of Series B-1 Convertible Preferred Stock, par value $ 0.001, shall participate as if it had been exchanged for shares of Common Stock prior to the declaration of such dividends. In the event of a partial or full liquidation and distribution of assets or pursuant to a voluntary or involuntary dissolution, Series B-1 shares take precedence over and are senior to all subsequent issuances of Preferred Stock and to all of the Common Stock of the Issuer, regardless of when such common shares were issued.

Series B-2 Convertible Preferred Stock, Par Value $ 0.001

The number of shares constituting such series shall be Eighty-Three Thousand Three Hundred and Thirty-Three (83,333) shares, each share of which can be converted into One (1) shares of Common Stock, par value $ 0.001, at the option of the holder.

Each share of Series B-2 Convertible Preferred Stock has One (1) vote in all actions properly brought for a vote by the shareholders. If the board declares cash or stock dividends on the Common Stock of the Corporation, the shares of Series B-1 Convertible Preferred Stock, par value $ 0.001, shall participate as if it had been exchanged for shares of Common Stock prior to the declaration of such dividends. In the event of a partial or full liquidation and distribution of assets or pursuant to a voluntary or involuntary dissolution, Series B-1 shares take precedence over and are senior to all subsequent issuances of Preferred Stock and to all of the Common Stock of the Issuer, regardless of when such common shares were issued.

Series C Preferred Stock, Par Value $ 0.001

The number of shares constituting such series shall be Five Hundred Thousand (500,000) shares. The shares of such series shall not be converted into any shares of Common Stock.

Each share of Series C Preferred Stock has One Thousand (1,000) votes in all actions properly brought for a vote by the shareholders.

ARTICLE FOUR: DIRECTORS AND OFFICERS

The name and address of the directors constituting the initial board of directors are:

Name	Address
Steven Perlstein	99 John Street, No. 223 New York, NY 10038
John Correnti	2015 Mcclaren Ln Broadview Hts, OH 44147-3601

ARTICLE FIVE: PURPOSE

The purpose of this Corporation shall be to engage in any and all lawful business activities permitted under the Nevada law.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Incorporation to be executed in its name by its incorporator on June 28, 2010.

Steven Perlstein

Incorporator

Certificate #	Class of Stock	Share Amount
1	Series B-1 Convertible Preferred Stock	83,333
2	Series B-1 Convertible Preferred Stock	83,333
3	Series B-1 Convertible Preferred Stock	83,333
4	Series B-1 Convertible Preferred Stock	83,333
5	Series B-1 Convertible Preferred Stock	83,335
6	Series B-2 Convertible Preferred Stock	83,333

Exhibit B
Allocation of Purchase Price

5%                      Covenant Not to Compete

95%                      Software, Intellectual Property and related Assets, and Goodwill

Exhibit C

PERSONAL GUARANTEE OF JOHN CORRENTI

GUARANTY

THIS GUARANTY (this “Guaranty”) is made as of this ____ day of July, 2010, by John P. Correnti (“Guarantor”), whose address is 2015 McClaren Lane, Broadview Heights, Ohio  44147, in favor of Critical Mass Enterprises, LLC, a Delaware limited liability company, or its assigns (“Beneficiary”), c/o James Phil McGrew, 5756 NW 120th Ter., Coral Springs, Florida  33076.

RECITALS

A.           Beneficiary as “Seller” and MVP Holdings Corp., a Nevada Corporation, as “Buyer,” are parties to that certain Purchase and Sale Agreement dated July, 2010, as to the purchase and sale of certain assets (the “Assets”), as more particularly described therein (the “Agreement”).

B.           As an inducement to Beneficiary to enter into the Agreement, a condition thereto was the execution and delivery of this Guaranty by Guarantor, and Beneficiary will be relying on the terms hereof in selling the Assets to Buyer.

C.           The sale of the Assets by Beneficiary to Buyer is of value to the Guarantor, is reasonably expected to benefit Guarantor, directly or indirectly, and is in furtherance of Guarantor’s business interest.

D.           Guarantor has agreed to deliver this Guaranty to Beneficiary in accordance with the terms hereof.

AGREEMENT

For good and valuable consideration, the receipt of which is hereby acknowledged by Guarantor, Guarantor agrees and covenants as follows.

Article I. Guaranty.  Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Beneficiary, its successors and assigns, without deduction, by reason of set off, counterclaim or otherwise, the full performance of all past, present and future obligations, duties and undertakings of Buyer (and any successor or permitted assign of Buyer) under and pursuant to Section 3c, Section 3f and Section 3h of the Agreement, and subsequent renewals, modifications, amendments, addenda or extensions of such Agreement (collectively, the “Obligations”).  Guarantor also agrees to be liable to Beneficiary for all costs and expenses incurred by Beneficiary in attempting or effecting collection hereunder (whether or not litigation is commenced in aid thereof) and in connection with any bankruptcy or insolvency proceedings relating hereto, including reasonable attorneys’ fees and expenses.

Article II. Waiver.  Guarantor hereby waives notice of acceptance hereof and all notices and demands of any kind to which Guarantor may be entitled, including all demands of payment on, and notice of non-payment, presentment, protest and dishonor to Guarantor.  Guarantor further waives notice of and hereby consents to any agreements and arrangements for payment, Agreement amendments, modifications, waivers, extensions, and subordinations, composition, arrangement, discharge or release of the whole or any part of the Agreement or of any other guarantors, or for compromise, or any other acts or omissions which, in the absence of this sentence, could operate so as to diminish or extinguish Guarantor’s liability under this Guaranty, and the same shall in no way impair Guarantor’s liability or obligations hereunder.  Guarantor hereby waives any defense it may have (whether as surety or otherwise) under this Guaranty, and any counterclaim or set off which Guarantor may now have or hereafter may have in connection with this Guaranty, against Buyer or Beneficiary.  Guarantor hereby also waives the benefit of any statute of limitations.  Guarantor will have no right of subrogation, reimbursement or indemnity whatsoever against Buyer with respect to this Guaranty until such time as the Obligations have been satisfied in full.

Article III. Continuing Guaranty.  Nothing will discharge or satisfy the liability of Guarantor hereunder except the full performance and payment of the Obligations.  This Guaranty is a continuing guaranty and remains in full force and effect and is not terminable so long as any part of the Obligations remain unperformed or unpaid or any other obligation of Guarantor contained herein has not been performed.  Without limiting the generality of the foregoing, any assignment of the Agreement or transfer or conveyance of Seller’s or Buyer’s interests under the Agreement will not release Guarantor or this Guaranty, and Guarantor will remain liable to Beneficiary (or any Seller under the Agreement) for the Obligations (whether such Obligations are the obligations of Buyer and/or its successors or assigns).

Article IV. Defenses; Actions to Enforce Guaranty.  This Guaranty is to be construed as a continuing, absolute and unconditional guaranty, irrespective of: (i) any invalidity, irregularity or unenforceability of all or any part of the Agreement or avoidance or subordination of any of the Obligations; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, the Agreement; (iii) the absence of any attempt to collect any of the Obligations from Buyer or any other guarantor or of any other action to enforce the same or the election of any remedy by Beneficiary; (iv) the disallowance under the United States Bankruptcy Code or similar insolvency or receivorship laws of all or any portion of the claims of Beneficiary for payment of any of the Obligations; (v) any change in the relationship between Guarantor and Buyer or any termination of such relationship; or (vi) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of an obligor, guarantor or surety.  The obligations of Guarantor hereunder constitute primary and not secondary obligations and may be enforced directly against Guarantor independently of and without proceedings against Buyer.  If claim is ever made upon Beneficiary for repayment or recovery of any amount or amounts received by Beneficiary in payment or on account of the Agreement and Beneficiary repays all or part of such amount by reason of: (a) any judgment, decree or order of any court or administrative body having jurisdiction over Beneficiary; or (b) any settlement or compromise of any such claim effected by Beneficiary with any such claimant; then Guarantor agrees that any such judgment, decree, order, settlement or compromise is binding upon Guarantor, notwithstanding any termination hereof or the cancellation of the Agreement, and Guarantor remains liable to Beneficiary hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Beneficiary.

Article V. Other Waivers.

Section 5.01 Election of Remedies.  If, in the exercise of any of its rights and remedies, Beneficiary forfeits any of its rights or remedies, Guarantor hereby consents to such action by Beneficiary and waives any defense based upon such action.  Any election of remedies which results in the denial or impairment of the right of Beneficiary to seek a judgment against Buyer does not impair the obligations of Guarantor to pay the full amount of the Obligations or any other obligation of Guarantor contained herein.

Section 5.02 Inability to Exercise Rights.  Guarantor agrees that, during the continuance of an event of default under the Agreement or this Guaranty, if Beneficiary is prevented by law from exercising its rights to accelerate the maturity of the Obligations, to collect interest on the Obligations or to enforce or exercise any other right or remedy with respect to the Obligations, or is prevented from taking any other action, Guarantor will pay to Beneficiary, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by Beneficiary.

Section 5.03 Duty To Keep Informed.  Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of Buyer and of all other circumstances bearing upon the risk of nonpayment of the Obligations, or any part thereof, that diligent inquiry would reveal.  Guarantor hereby agrees that Beneficiary has no duty to advise Guarantor of information known to Beneficiary regarding such condition or any such circumstance.  In the event that Beneficiary in its sole discretion undertakes at any time or from time to time to provide any such information to Guarantor, Beneficiary is under no obligation to: (i) undertake any investigation not a part of its regular business routine; (ii) disclose any information which, pursuant to accepted or reasonable banking or commercial finance practices, Beneficiary wishes to maintain confidential; or (iii) make any other or future disclosures of such information or any other information to Guarantor.

Article VI. Captions.  Captions contained in this Guaranty have been inserted herein only as a matter of convenience and in no way define, limit, extend or describe the scope of this Guaranty or the intent of any provision hereof.

Article VII. Entire Agreement.  This Guaranty constitutes the entire agreement among Guarantor and Beneficiary pertaining to the subject matter hereof and supersedes all prior agreements, letters of intent, understandings, negotiations and discussions of the Guarantor and Beneficiary, whether oral or written.

Article VIII. Failure or Delay.  No failure on the part of Beneficiary to exercise, and no delay in exercising, any right, power or privilege of Beneficiary hereunder operates as a waiver thereof; nor does any single or partial exercise by Beneficiary of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.  No notice to or demand on Guarantor in any case entitles Guarantor to any other or further notice or demand in similar or other circumstances.

Article IX. Governing Law.  This Guaranty and the rights and obligations of the parties hereunder are to be governed by and construed and interpreted in accordance with the laws of the State of Florida without regard to choice or conflict of laws principles.

Article X. Remedies Cumulative.  Each and every right granted to Beneficiary hereunder and the remedies provided for under this Guaranty are cumulative and are not exclusive of any remedies or rights that may be available to Beneficiary at law, in equity or otherwise.

Article XI. Severability.  Any provision of this Guaranty which is prohibited, unenforceable or not authorized in any jurisdiction is, as to such jurisdiction, ineffective to the extent of any such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof, or affecting the validity, enforceability or legality of such provision in any other jurisdiction, unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

Article XII. Amendments and Waivers.  No amendment to, waiver of, or departure from full compliance with any provision of this Guaranty, or consent to any departure by Guarantor herefrom, will be effective unless it is in writing and signed by authorized officers of Beneficiary; provided, however, that any such waiver or consent will be effective only in the specific instance and for the purpose for which given.  No failure by Beneficiary to exercise, and no delay by Beneficiary in exercising, any right, remedy, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise by Beneficiary of any right, remedy, power or privilege hereunder preclude any other exercise thereof, or the exercise of any other right, remedy, power or privilege.

Article XIII. Successors and Assigns.  All provisions of this Guaranty are binding upon Guarantor, inure to the benefit of Beneficiary and are enforceable by Beneficiary against Guarantor and his successors and assigns.  Guarantor may not delegate or transfer any of his Obligations under this Guaranty.  In addition, this Guaranty inures to the benefit of the Seller of the Agreement, notwithstanding the Beneficiary named in this Guaranty may convey or assign its interests in the Agreement.

Article XIV. Release of Guaranty.  The release or termination of this Guaranty, if it occurs, will not release, modify or affect in any respect, the Agreement.

Article XV. Negotiated Transaction.  Guarantor represents to Beneficiary that in the negotiation and drafting of this Guaranty, Guarantor has been represented by and has relied upon the advice of counsel of his choice.  Guarantor affirms that his counsel has had a substantial role in the drafting and negotiation of this Guaranty; therefore, this Guaranty will be deemed drafted by each of Guarantor and Beneficiary, and the rule of construction to the effect that any ambiguities are to be resolved against the drafter will not be employed in the interpretation of this Guaranty.

Article XVI. Service of Process.  Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Guarantor at its address set forth on the first page hereof, and service so made will be deemed to be completed five (5) days after the same is deposited in the U.S. mails, certified or registered.  Nothing in this Section 17 affects the right of Beneficiary to serve legal process in any other manner permitted by applicable law.

Article XVII. General.  Unless the context of this Guaranty clearly requires otherwise; (i) references to the plural include the singular and vice versa; (ii) references to any person (natural or corporate entity) includes such person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Guaranty; (iii) references to one gender include all genders; (iv) “including” is not limiting; (v) “or” has the inclusive meaning represented by the phrase “and/or”; (vi) the words “hereof”, “herein”, “hereby”, “hereunder” and similar terms in this Guaranty refer to this Guaranty as a whole and not to any particular provision of this Guaranty; (vii) the word “Section” or “section” refers to a section of this Guaranty unless it expressly refers to something else; (viii) reference to any agreement, document, or instrument, including this Guaranty and any agreement, document or instrument defined herein, means such agreement, document, or instrument as it may have been or may be amended, restated, extended, renewed, replaced, or otherwise modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and includes all attachments thereto and instruments incorporated therein, if any; and (ix) general and specific references to any law, rule or regulation mean such law, rule or regulation, as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.

Article XVIII. Certificate.  Upon Beneficiary’s request, Guarantor shall, without charge, execute, acknowledge and deliver to Beneficiary, within ten (10) days after request therefore, a certificate certifying (a) that this Guaranty is unmodified and in full force and effect (or, if there have been modifications, that this Guaranty is in full force and effect as modified and stating the modifications), (b) whether or not there are, to the knowledge of Guarantor, then existing any defaults under this Guaranty or the Agreement (if so, specifying the same) and (c) such other matters as may be reasonably required.  Any such certificate may be relied upon as to the facts stated herein by any actual or prospective mortgagee or purchaser of the Assets from Beneficiary.

Article XIX. Guarantor Representation and Warranties. Guarantor represents, warrants, and covenants to Beneficiary that (a) Guarantor has derived or expects to derive financial and other advantages and benefits, directly or indirectly, from the making of this Guaranty and the Obligations; (b) no representations or agreements of any kind have been made to Guarantor which would limit or qualify in any way the terms of this Guaranty; (c) Guarantor will not, without the prior written consent of Beneficiary, sell, lease, assign, encumber, hypothecate, transfer, or otherwise dispose of all or substantially all of Guarantor’s assets, or take any other action which might be expected to have a material adverse effect to Guarantor’s financial condition; and (d) Guarantor has the power to execute, deliver and perform this Guaranty and to incur the obligations herein provided for.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, Guarantor has executed this Guaranty on the _____ day of ________________, 2010.

GUARANTOR:

______________________________________________

STATE OF	)
	)	ss.
COUNTY OF	)

On ____________________, before me, ____________________________, a Notary Public, personally appeared ______________________________________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument, and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of   _________________________________     that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Notary Public

EXHIBIT D

Accounts Payable of Seller

NONE

EXHIBIT E

Disclosure Statement

NONE